EX-99.77C  VOTES

Shareholder Voting Results

     On April 28, 2000, a special meeting of shareholders of Advantus Horizon Fund, Inc. was held. Shareholders of record on February 28, 2000, were entitled to vote on the proposals described below.

(1)  To elect a Board of Directors as follows:

                                                   Votes            Votes
Director                                            For           Withheld

Charles E. Arner                                 1,809,761         103,829
Ellen S. Berscheid                               1,809,931         103,659
Ralph D. Ebbott                                  1,809,761         103,829
Frederick P. Feuerherm                           1,810,425         103,165
William N. Westhoff                              1,810,450         103,140

(2) To approve the elimination or modification of the following investment policies for:

                                             Votes         Votes       Votes
                                              For         Against    Withheld

A.  Modify policy regarding borrowing
and the issuance of senior securities       1,460,765      45,912     112,882

B.  Modify policy regarding concentration
in a particular industry                    1,461,817      44,761     112,980

C.  Modify policy regarding investments
in real estate and commodities              1,471,404      35,373     112,782

D.  Modify policy regarding lending         1,455,430      49,563     114,566

E.  Eliminate policy restricting
the pledging of assets                      1,451,439      52,696     115,424

F.  Eliminate policy restricting
margin purchases and short sales            1,452,150      54,640     112,769

G.  Eliminate policy prohibiting
transactions with affiliates                1,470,637      33,932     114,990

H.  Eliminate policy prohibiting
participation in a joint trading
account                                     1,464,822      39,642     115,095

I.  Eliminate policy limiting investment
in restricted securities and other
illiquid assets                             1,468,061      41,898     109,600

J.  Eliminate policy limiting
options transactions                        1,447,098      53,986     118,474

K.  Eliminate diversification policy        1,461,493      41,219     116,847

L.  Eliminate policy regarding investments
in issuers that have been in operation
for less than 3 years                       1,465,546      38,111     115,902

M.  Eliminate policy addressing
potential conflicts of interest             1,453,930      54,043     111,585

N.  Eliminate policy prohibiting
investing in companies for control          1,469,042      38,675     111,842

O.  Eliminate policy restricting
investments in other investment
companies                                   1,467,691      39,949     111,919

(3)  To approve a change in investment
objective                                   1,476,552      26,444     116,563

(4)  To approve an amendment to the
investment advisory agreement between
the Fund and Advantus Capital Management,
Inc., as described in the proxy statement   1,465,604      33,613     120,342

(5)  To ratify the selection of KPMG LLP
as independent public accountants for
the Fund                                    1,785,555      15,187     112,849